                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 7)*


                             Bell Microproducts Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, 0.01 par value
              -------------------------------------------------------
                         (Title of Class of Securities)

                                   078137 10 6
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                Page 1 of 7 Pages

                                  SCHEDULE 13G



CUSIP NO. 078137 10 6                                         PAGE 2 OF 7 PAGES



1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      W. Donald Bell
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
                                                                        (a) [ ]
                                                                        (b) [ ]
      *Joint Filing
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            125,500
                      ----------------------------------------------------------
    NUMBER OF         6     SHARED VOTING POWER
      SHARES
   BENEFICIALLY             882,521
     OWNED BY         ----------------------------------------------------------
       EACH           7     SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                391,750 (includes 266,250 shares obtainable upon
       WITH                 exercise of currently exercisable options).
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            882,521
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,274,271 (includes 266,250 shares obtainable upon exercise of currently exercisable options).
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO. 078137 10 6                                         PAGE 3 OF 7 PAGES



1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Lynne F. Bell
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
                                                                        (a) [ ]
                                                                        (b) [ ]
      *Joint Filing
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            0
    NUMBER OF         ----------------------------------------------------------
      SHARES          6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               882,521
       EACH           ----------------------------------------------------------
    REPORTING         7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            882,521
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      882,521
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G



CUSIP NO. 078137 10 6                                         PAGE 4 OF 7 PAGES



1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      The Bell Family Trust U/D/T dated April 26, 1991
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
                                                                        (a) [ ]
                                                                        (b) [ ]
      *Joint Filing
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

     NUMBER OF              882,521
       SHARES         ----------------------------------------------------------
    BENEFICIALLY      6     SHARED VOTING POWER
      OWNED BY
        EACH                0
     REPORTING        ----------------------------------------------------------
       PERSON         7     SOLE DISPOSITIVE POWER

        WITH                882,521
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      882,521
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a)    NAME OF ISSUER:

             Bell Microproducts Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1941 Ringwood Avenue
             San Jose, California 95131

ITEM 2(a)    NAME OF PERSON FILING:

             See Cover Pages, Item 1

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             1941 Ringwood Avenue
             San Jose, California 95131

ITEM 2(c)    CITIZENSHIP:

             See Cover Pages, Item 4

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock, $.01 par value

ITEM 2(e)    CUSIP NO.:

             See Cover Pages

ITEM 3       STATEMENT FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c):

             Not applicable

ITEM 4       OWNERSHIP

             See Cover Pages, Items 5 through 11

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             As to W. Donald Bell: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

             As to Lynne F. Bell: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].



                               Page 5 of 7 Pages

             As to The Bell Family Trust U/D/T dated April 26, 1991: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not applicable

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not applicable

ITEM 9       NOTICE OF DISSOLUTION OF GROUP:

             Not applicable

ITEM 10      CERTIFICATIONS:

             Not applicable

EXHIBITS Joint Filing Agreement, dated January 15, 2001, among the Reporting Persons (incorporated by reference to Exhibit 1 to Amendment No. 5 to Schedule 13G filed January 23, 2001).



                               Page 6 of 7 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct as of December 31, 2002.


Date:  February 12, 2003

                                              /s/ W. Donald Bell
                                          --------------------------------
                                          W. Donald Bell


                                              /s/ Lynne F. Bell
                                          --------------------------------
                                          Lynne F. Bell


                                          THE BELL FAMILY TRUST


                                          By: /s/ W. Donald Bell
                                              ----------------------------
                                              W. Donald Bell, Co-Trustee


                                          By: /s/ Lynne F. Bell
                                              ----------------------------
                                              Lynne F. Bell, Co-Trustee



                               Page 7 of 7 Pages